Western New England Bancorp, Inc. 8-K

Exhibit 99.1

Western New England Bancorp, Inc. Announces

Completion of 2020 Repurchase Plan

Westfield, Massachusetts, May 25, 2021: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced the completion of its current stock repurchase plan (the “2020 Plan”) on May 20, 2021, previously announced on October 27, 2020.

In connection with the 2020 Plan, the Company repurchased a total of 1.3 million shares, or approximately 5% of its outstanding common stock. On April 27, 2021, the Board of Directors authorized a stock repurchase plan (the “2021 Plan”), pursuant to which the Company may repurchase up to 2.4 million shares, or approximately 10%, of the Company’s outstanding shares, upon the completion of the 2020 Plan.

“We are pleased to announce the completion of the 2020 Plan. The Board of Directors and management continue to believe that repurchases of the Company’s shares are an attractive opportunity and demonstrate our commitment to enhancing shareholder value,” said James C. Hagan, President and Chief Executive Officer.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC.  Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in Western New England Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021. Western New England Bancorp does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information contact:
James C. Hagan, President and CEO
Guida R. Sajdak, Executive Vice President and CFO
Meghan Hibner, Vice President and Investor Relations Officer
413-568-1911